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                                                                   EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference of our reports dated March 20, 2001 on the consolidated balance sheet of eChapman as of December 31, 2000 and the consolidated statements of operations and cash flows for the year ended December 31, 2000 and the period from May 14, 1999 (inception) to December 31, 2000 into the company's S-8. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

/s/ ARTHUR ANDERSEN LLP


Baltimore, Maryland
April 3, 2001